     As filed with the Securities and Exchange Commission on April 20, 2004

                                                  Registration No. 333-112765-01
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                            Post-Effective Amendment
                                      No. 1
                                       on
                                    Form S-8
                                       to
                                    Form S-4
                             Registration Statement
                                      under
                           the Securities Act of 1933*
                              --------------------

                                 NCO GROUP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

             Pennsylvania                              23-2858652
   -------------------------------          ------------------------------------
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

   507 Prudential Road, Horsham, Pennsylvania                    19044
   ------------------------------------------                 -----------
    (Address of Principal Executive Offices)                  (Zip Code)

                         NCO Portfolio Management, Inc.
                             2000 Stock Option Plan
                             ----------------------
                              (Full title of plan)

                               Michael J. Barrist
          Chairman of the Board, President and Chief Executive Officer
                                 NCO Group, Inc.
                               507 Prudential Road
                           Horsham, Pennsylvania 19044
                     ---------------------------------------
                     (Name and address of agent for service)

                                  215-441-3000
                         -------------------------------
                     (Telephone number, including area code,
                              of agent for service)

                          Copies of communications to:
                            Francis E. Dehel, Esquire
                                 Blank Rome LLP
                                One Logan Square
                             Philadelphia, PA 19103
                                 (215) 569-5500
                            Facsimile (215) 569-5555

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                 Proposed              Proposed
                                                                 maximum               maximum             Amount of
       Title of securities               Amount to be         offering price          aggregate          registration
        to be registered                registered (1)          per share           offering price            fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value...              260,010                 (2)                   (2)             $      (2)
=======================================================================================================================

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of shares as may be issued pursuant to stock splits, stock dividends and certain anti-dilution provisions contained in the Plan.

(2) Not applicable. All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of our Form S-4 Registration Statement (No. 333-112765) on February 12, 2004.

--------
* Filed as a Post-Effective Amendment on Form S-8 to such Form S-4 Registration Statement pursuant to the procedure described in Part II under "Introductory Statement."

                                     PART I

              Information Required in the Section 10(a) Prospectus

         The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the NCO Portfolio Management, Inc. 2000 Stock Option Plan, referred to as the Plan, as specified by Rule 428(b)(1) promulgated by the SEC under the Securities Act.

         These documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               Information Required in the Registration Statement

                             Introductory Statement

         NCO Group, Inc. hereby amends its registration statement on Form S-4 (No. 333-112765) by filing this Post-Effective Amendment No. 1 on Form S-8 with respect to up to 260,010 shares of NCO's common stock issuable in connection with options previously granted pursuant to NCO Portfolio Management, Inc.'s 2000 Stock Option Plan, referred to as the Plan. These options were originally granted to the officers, employees, directors, and consultants of NCO Portfolio Management, Inc. ("NCO Portfolio") under the Plan. All 260,010 shares of common stock issuable upon the exercise of outstanding options under the Plan were previously included in our registration statement on Form S-4.

         On March 26, 2004, NCO acquired the minority interest of NCO Portfolio by the merger of NCO Portfolio into NCPM Acquisition Corporation, a wholly-owned subsidiary of NCO, with NCPM Acquisition Corporation surviving the merger as a wholly-owned subsidiary of NCO. In the merger, the minority stockholders of NCO Portfolio received a total of approximately 1.8 million shares of NCO common stock, excluding outstanding options. Also, as a result of the merger, all outstanding unexpired options to purchase shares of NCO Portfolio common stock were converted into options to purchase NCO common stock. Upon the consummation of the merger, each NCO Portfolio stock option was automatically adjusted to provide that:

         o the number of shares of NCO common stock issuable upon the exercise of the NCO Portfolio option was equal to the number of shares of NCO Portfolio common stock which would have been issued upon exercise of the NCO Portfolio option immediately before the consummation of the merger, multiplied by 0.36187 and rounded off to the nearest whole number of shares; and

         o the exercise price per share of NCO common stock under the NCO Portfolio option was the amount equal to the exercise price per share under the NCO Portfolio stock option immediately before the consummation of the merger, divided by 0.36187 and rounded up to the nearest whole cent.

         The designation of this Post-Effective Amendment No. 1 on Form S-8 as Registration No. 333-112765-01 denotes that this registration statement relates only to the common stock issuable pursuant to the Plan, and that this is the first Post-Effective Amendment on Form S-8 to the S-4 filed with respect to those shares.

Item 3.  Incorporation of Certain Documents by Reference.
         ------------------------------------------------

         NCO hereby incorporates by reference in this registration statement the following documents:

         (a) NCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

         (b) All other reports filed by NCO pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2003; and

         (c) The description of NCO's common stock, which is incorporated by reference from NCO's registration statement on Form 8-A filed with the SEC on October 29, 1996.

         All documents subsequently filed by NCO with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) (other than current reports furnished under items 9 or 12 of Form 8-K) of the Securities Exchange Act of 1934, after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of the filing of these documents.

Item 4.  Description of Securities.
         -------------------------

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         Sections 1741 through 1750 of Subchapter D, Chapter 17, referred to as Subchapter 17D, of the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the PBCL, contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of such person being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue or matter therein if the appropriate standards of conduct are met.

         Section 1745 provides that expenses (including attorneys' fees) incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding referred to in Subchapter 17D of the PBCL upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding that office.

         Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation against any liability asserted against and incurred by such person in such person's capacity as a representative of the corporation, whether or not the corporation would have the power to indemnify such person under Subchapter 17D of the PBCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the PBCL to successor corporations in fundamental change transactions and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

         For information regarding provisions under which a director or officer of NCO may be insured or indemnified in any manner against any liability which such person may incur in such person's capacity as such, reference is made to NCO's articles of incorporation and bylaws, which provide in general that NCO shall indemnify its officers and directors to the fullest extent authorized by law.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not Applicable.

Item 8.  Exhibits.
         --------

         The following exhibits are filed as part of this registration statement or, where so indicated have been previously filed and are incorporated herein by reference.

Exhibit Number                           Description
--------------                           -----------

      5.1                  Opinion of Blank Rome LLP
     23.1                  Consent of Ernst & Young LLP, independent auditors
     23.2                  Consent of Blank Rome LLP (included in Exhibit 5.1)
     24.1*                 Power of Attorney

--------------------
* Previously filed.


Item 9.  Undertakings.
         -------------

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933:

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, State of Pennsylvania, as of April 20, 2004.

                                        NCO GROUP, INC.


                                        By: /s/ Michael J. Barrist
                                            ------------------------------------
                                            Michael J. Barrist
                                            Chairman of the Board, President and
                                            Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 20, 2004, in the capacities indicated:

                Signatures                                                                  Title
                ----------                                                                  ------
/s/  Michael J. Barrist                                                         Chairman of the Board, President and
-------------------------------------------                                     Chief Executive Officer (principal
Michael J. Barrist                                                              executive officer)


         *                                                                      Executive Vice President, Finance;
-------------------------------------------                                     Chief Financial Officer; Chief Operating
Steven L. Winokur                                                               Officer of Shared Services; and
                                                                                Treasurer (principal financial and
                                                                                accounting officer)


         *                                                                      Director
-------------------------------------------
William C. Dunkelberg, Ph.D.


         *                                                                      Director
-------------------------------------------
Charles C. Piola, Jr.


         *                                                                      Director
-------------------------------------------
Leo J. Pound


         *                                                                      Director
-------------------------------------------
Eric S. Siegel


         *                                                                      Director
-------------------------------------------
Allen F. Wise

*By:  /s/ Michael J. Barrist
      ----------------------
      Michael J. Barrist
      Attorney-in-Fact

                                  EXHIBIT INDEX

5.1                Opinion of Blank Rome LLP

23.1               Consent of Ernst & Young LLP, independent auditors

23.2               Consent of Blank Rome LLP (included in Exhibit 5.1)

24.1*              Power of Attorney



------------------------
*Previously filed.